CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our reports dated July 21, 2003, relating to the financial statements and financial highlights which appear in the May 31, 2003 Annual Reports to Shareholders of Liberty Strategic Income Fund and Liberty High Yield Securities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Funds" in such Registration Statement.



PricewaterhouseCoopers LLP
Boston, Massachusetts
September 24, 2003